Exhibit 99.1

CONTACT:
Jill Smith Director, Corporate Communications 240.449.1250 jsmith@panacos.com

Panacos Announces Results of Bevirimat 350 mg Cohort, Data Support

Further Dose Escalation in Phase 2b Study

Company to Hold a Conference Call at 5:00 p.m. EST Today

Watertown, MA (December 10, 2007) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced preliminary results from the 350 mg cohort of a Phase 2b study of bevirimat (PA-457) in patients failing HIV therapy due to drug resistance. In this cohort, nine patients received 350 mg of bevirimat solution once daily and two patients received placebo for 14 days on top of their failing background regimen.

A mean viral load reduction of 0.62 log10 was seen in the nine bevirimat-treated patients on day 15, the primary endpoint of the study. Of these patients, 3 (33%) had greater than a 0.5 log10 reduction, all of which also had greater than a 1.0 log10 reduction. This compared to five of a total of eight patients with greater than a 1.0 log10 reduction in the 300 mg cohort of the trial. Bevirimat continued to be well tolerated in this cohort, consistent with previous clinical experience. All adverse events were mild and there were no clinically relevant lab abnormalities. Pending full analysis and FDA review of the data, the Company intends to initiate a 400 mg cohort in order to ensure it has fully explored the dose/response relationship.

Following dosing with 350 mg of bevirimat solution administered on top of patients’ failing background regimens, the mean trough plasma concentration of bevirimat at steady state was 43.8 micrograms/ml compared to 48.4 micrograms/ml at steady

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state in the 300 mg solution cohort. Overall AUC (Area Under the Curve) exposures to bevirimat were comparable in the 300 and 350 mg cohorts.

“Based on a preliminary analysis of these and the other cohorts in this study, we believe there is a population of HIV patients that responds very well to bevirimat, with viral load change of greater than 1 log10. There is another population that does not respond as well at current dose levels. We plan to explore this further in the 400mg dose cohort,” said Alan W. Dunton, M.D., Panacos’ Chief Executive Officer. “We believe we may be at, or close to, the peak of the dose response curve in the population of patients who respond very well and believe that we are on track to move expeditiously into pivotal studies in this group in 2008.”

About the Phase 2b Bevirimat Study

The objectives of this Phase 2b study of bevirimat are to examine the antiviral efficacy, pharmacokinetics, and safety of bevirimat in combination with a failing regimen of other HIV drugs (“functional monotherapy”). In this 14-day study, patients are dosed with either placebo or bevirimat in combination with their failing antiretroviral therapy. The primary endpoints of the trial are safety, pharmacokinetics, and viral load reduction on day 15.

Conference Call

The Company will host a conference call to discuss these results at 5:00 p.m. today (EDT). The conference call can be accessed via the web at www.panacos.com or by dialing 800.638.4930 (domestic) or 617.614.3944 (international), between 4:45 and 5:00 p.m. and entering the passcode 43718966. A replay of the conference call will be available from 7:00 p.m. on December 10, 2007 until Wednesday, January 9, 2008, and can be accessed via the web at www.panacos.com or by dialing toll-free (888) 286-8010, and outside the U.S. (617) 801-6888 with passcode 31464797.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and

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other major human viral diseases. HIV infects approximately 1.7 million people in North America and Western Europe and approximately 33 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV strains, including those that are resistant to existing classes of drugs. The Company has completed nine clinical studies of bevirimat in over 400 patients and healthy volunteers, showing significant reductions in viral load in HIV-infected patients and a promising safety profile, and is currently in Phase 2b clinical trials. The Company also has a second-generation program in HIV maturation inhibition at the clinical testing stage and a research program to develop oral HIV fusion inhibitors.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2007. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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